UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                          SCHEDULE 13G

            Under the Securities Exchange Act of 1934


                       LAI WORLDWIDE, INC.
                        (Name of Issuer)

                          Common Stock
                 (Title of Class of Securities)

                            512814104
                         (CUSIP Number)

                        December 31, 1998
     (Date of Event Which Requires Filing of This Statement)

          Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X]  Rule 13d-1(b)

          [ ]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)


          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                           Page 1 of 8

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CUSIP 514814104			SCHEDULE 13G			Page 2 of 8


 1    Name Of Reporting Person             BRICOLEUR CAPITAL MANAGEMENT LLC

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group           (a) [ ]
      N/A
                                                                 (b) [ ]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization
                         Delaware, United States

                    5    Sole Voting Power
  NUMBER OF                     410,800
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH
                    6    Shared Voting Power
                                  -0-

                    7    Sole Dispositive Power
                                410,800

                    8    Shared Dispositive Power
                                  -0-

  9    Aggregate Amount Beneficially Owned By Each Reporting Person
                                410,800

 10    Check Box If The Aggregate Amount In Row (9) Excludes Certain
       Shares*							       J

 11    Percent Of Class Represented By Amount In Row 9
                                 5.12%

 12    Type Of Reporting Person*
                                   IA

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CUSIP 514814104			SCHEDULE 13G			Page 3 of 8


 1    Name Of Reporting Person                   BRICOLEUR PARTNERS I,  L.P.

      IRS Identification No. Of Above Person

 2    Check The Appropriate Box If A Member Of A Group            (a) [ ]
      N/A
                                                                  (b) [ ]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization
                         Delaware, United States

                    5    Sole Voting Power
  NUMBER OF                       -0-
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH
                    6    Shared Voting Power
                                410,800

                    7    Sole Dispositive Power
                                  -0-

                    8    Shared Dispositive Power
                                410,800

  9    Aggregate Amount Beneficially Owned By Each Reporting Person
                                410,800

 10    Check Box If The Aggregate Amount In Row (9) Excludes Certain
       Shares*

 11    Percent Of Class Represented By Amount In Row 9
                                 5.12%

 12    Type Of Reporting Person*
                                   PN

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CUSIP 514814104			SCHEDULE 13G			Page 4 of 8


 1    Name Of Reporting Person 				  DANIEL P. WIMSATT

      IRS Identification No. Of Above Person                    ###-##-####

 2    Check The Appropriate Box If A Member Of A Group            (a) [ ]
      N/A
                                                                  (b) [ ]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization
                             United States

  NUMBER OF         5    Sole Voting Power
    SHARES                        -0-
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH
                    6    Shared Voting Power
                                410,800

                    7    Sole Dispositive Power
                                  -0-

                    8    Shared Dispositive Power
                                410,800

  9    Aggregate Amount Beneficially Owned By Each Reporting Person
                                410,800

 10    Check Box If The Aggregate Amount In Row (9) Excludes Certain
       Shares*							       J

 11    Percent Of Class Represented By Amount In Row 9
                                 5.12%

 12    Type Of Reporting Person*
                                   IN

CUSIP 514814104			SCHEDULE 13G			Page 5 of 8


 1    Name Of Reporting Person  			    ROBERT M. POOLE

      IRS Identification No. Of Above Person  			###-##-####

 2    Check The Appropriate Box If A Member Of A Group            (a) [ ]
      N/A
                                                                  (b) [ ]
 3    SEC USE ONLY

 4    Citizenship Or Place Of Organization
                             United States

  NUMBER OF         5    Sole Voting Power
    SHARES                        -0-
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH
                    6    Shared Voting Power
                                410,800

                    7    Sole Dispositive Power
                                  -0-

                    8    Shared Dispositive Power
                                410,800

  9    Aggregate Amount Beneficially Owned By Each Reporting Person
                                410,800

 10    Check Box If The Aggregate Amount In Row (9) Excludes Certain
       Shares*							       J

 11    Percent Of Class Represented By Amount In Row 9
                                 5.12%

 12    Type Of Reporting Person*
                                   IN

CUSIP 514814104			SCHEDULE 13G			Page 6 of 8


Item 1(a).     Name of Issuer.

               LAI Worldwide, Inc. formerly known as Lamale
               Associates, Inc.(the "Issuer").

Item 1(b).     Address of Issuer's Principal Executive Offices.

               200 Park Avenue
               New York, New York  01066-0136

Item 2(a).     Names of Persons Filing.

               Bricoleur Capital Management LLC ("Bricoleur"),
               Bricoleur Partners I , L.P. ("Partners"), Daniel P. Wimsatt, and Robert M. Poole.

Item 2(b).     Address of Principal Business Office or, if none,
               Residence.

               The business address of Bricoleur, Partners, Daniel P. Wimsatt and Robert M. Poole is 8910 University Center Lane, Suite 570, San Diego, California 92122.

Item 2(c).     Citizenship.

               Bricoleur is a Delaware limited liability company, Partners is a Delaware limited partnership, Daniel P. Wimsatt and Robert M. Poole are citizens of the United States.

Item 2(d).     Title of Class of Securities.

               Common Stock ("Common Stock").

Item 2(e).     CUSIP Number.

               512814104

Item 3.        Type of Reporting Person.

               Bricoleur is an investment advisor registered with the state of California and the General Partner of Partners. Messrs. Wimsatt and Poole are only members of the Management Board of Bricoleur which has the responsibility and the authority for Bricoleur's investment management activities and for substantially all other aspects of the Bricoleur's business.

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CUSIP 514814104			SCHEDULE 13G			Page 7 of 8


Item 4.        Ownership.

               Reference is hereby made to Items 5-9 and 11 of the cover pages to this Schedule 13G, which Items are incorporated by reference herein.

               According to the Issuer's Form 10-Q filed with the Security and Exchange Commission on January 11, 1999, the Issuer had outstanding 8,027,057 shares of Common Stock on December 31, 1998. Partners is the direct owner of 410,800 shares of the Issuer's Common Stock. Voting and investment decisions concerning the securities owned by Partners are made by Bricoleur at the discretion of its Management Board.

Item 5.        Ownership of Five Percent or Less of a Class.

               Not applicable.

Item 6.        Ownership of More Than Five Percent on Behalf of
               Another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               See Item 4 above.

Item 8.        Identification and Classification of Members of the
               Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certification.

               By signing below, each of the undersigned certifies that,
to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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CUSIP 514814104			SCHEDULE 13G			Page 8 of 8


                           Signatures

          After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                           BRICOLEUR CAPITAL MANAGEMENT LLC


                           By: /s/ Daniel P. Wimsat
                               _______________________________
                           Title: Senior Managing Director
DATED:  January 26, 1999


                           BRICOLEUR PARTNERS I, L.P.

                              By: Bricoleur Capital Management LLC
                              Its: General Partner



                              By: /s/ Daniel P. Wimsat
                                  ____________________________
                              Title: Senior Managing Director
DATED:  January 26, 1999


                              /s/ Daniel P. Wimsat
			      ________________________________
                              Daniel P. Wimsatt
DATED:  January 26, 1999


                              /s/ Robert M. Poole
			      ________________________________
                              Robert M. Poole
DATED:  January 26, 1999

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